Exhibit 99.1

May 19, 2004

Headline.. Ten Stix, Inc. announces second order of shufflers to Bed Bath &
Beyond

Idaho Springs, CO, May 19, 2004 (BUSINESS WIRE) - Ten Stix, Inc. (OTCBB: TNTI) Tony Cranford, VP of Ten Stix, Inc. today said Bed Bath & Beyond was receiving it's second shipment of their company's consumer model ProShuffle automatic card shuffler. "Bed Bath & Beyond test marketed our Proshuffle consumer model last Christmas in most of their stores. They had good success and have reordered. We anticipate being in all of the Bed Bath & Beyond's for Christmas 2004." Ten Stix, Inc. Proshuffle shufflers have been used in casinos for over six years.

About Ten Stix, Inc.
Ten Stix, Inc. (OTCBB: TNTI) is a pre-eminent developer and supplier of Casino Products and Tables Games including the "ProShuffle" multi-deck card shuffler and "Hold'em 88" table game. For more information visit Ten Stix online (www.tenstix.com).

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United State Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

SOURCE: Ten Stix, Inc.